Exhibit 10.29

Alliant Energy Corporation

Executive Severance Package

Summary Plan Description

Effective 9/1/99

Alliant Energy Corporation

Amended 8/1/01

Amended 8/1/02

Alliant Energy Corporation

Executive Severance Package

Summary Plan Description

Table Of Contents

Page

Introduction	1
Eligibility	1
Condition For Receipt Of Benefits	1
Severance Payment	1
Bridge Payment Option	2
Outplacement Services/Tuition Assistance Reimbursement	3
Employee Assistance Program	3
Alliant Energy Executive Severance Plan Package	4
Employer:	4
Plan Identification:	4
Plan Year:	4
Plan Amendment Date:	4
Contributions:	4
Plan Administrator:	4
Agent For Legal Process:	4
No Additional Employment Rights:	4
Plan Amendment And Termination:	4
Claims Procedure	4
Statement Of ERISA Rights	5

Introduction

Alliant Energy Corporation (the Company) has established the Alliant Energy Executive Severance Plan package that provides benefits for eligible General Managers, Directors and Executive Officers who are notified of job elimination on or after September 1, 1999. This Severance Package supersedes all previous severance/separation policies. This package includes a severance payment, tuition reimbursement program or outplacement services, a provision for continuation of medical and dental benefits and an employee assistance program.

Please read this booklet carefully and keep it for future reference. It summarizes your benefits, rights, and obligations under the Alliant Energy Executive Severance Plan Package.

Eligibility

This Severance Package is available to General Managers, Directors and Executive Officers of Alliant Energy Corporation. Employees who have been notified in writing that their position is being eliminated or significantly altered as a result of, change in focus, change in responsibility, change in salary or as a result of a structured job elimination program implemented by Management.

Employees who are given a reassignment will not be eligible for the Severance Package. Reassignment also includes a transfer, at the Company’s initiative, to a new employing entity due to a joint venture or diversification of Alliant Energy (e.g., NMC or ATC). (Note: job reassignment will be at the discretion of Alliant Energy management and Human Resources). If the employee declines reassignment or refuses to relocate, if so required, the employee will not be eligible for the Severance Package.

Employees of Alliant Energy Resources are not eligible for this Severance Package.

Condition For Receipt Of Benefits

Eligibility for benefits under the Severance Package, including the severance payment, outplacement/tuition assistance services, payment of medical and dental benefits by the Company and the employee assistance program, is conditioned upon the employee signing a Severance Agreement and Release form. This form relinquishes any claims arising out of the employee's employment or termination from employment.

Employees will be given a period of time to consider the Severance Agreement and Release prior to signing it. Additionally, employees will be given a period of time during which they may revoke the Severance Agreement and Release after signing. The length of the consideration and revocation periods will be consistent with applicable federal and state law. Severance benefits will be granted upon expiration of the revocation period. (Section amended 8/1/02.)

Severance Payment

Eligible employees meeting the condition for receipt of benefits will receive a severance payment in accordance with the formula set forth below. Length of service is defined as the time between date of last hire (continuous service date) and last day of employment.

The severance benefit is one year of annual base pay. At the discretion of the CEO, a pro-rated incentive compensation payment may be given based upon the time the employee actually worked for the company. All stock options held by the employee, which are not vested at the time of termination, will be forfeited. Options that are vested at the time of termination may be exercised up to three months after the termination date.

Employees will receive a lump sum severance payment by the next regular payday following the end of the seven-day revocation period described above (or fifteen-day rescission period for Minnesota employees).

Employees leaving prior to attaining retirement age will be eligible to continue medical and dental coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA) for up to 18 months. The company will pay the first 6 months of the COBRA premium with the remaining twelve months paid by the employee. To continue this coverage, employees are required to pay 102% of the applicable premium in effect at the time of enrollment.

Bridge Payment Option

There is one exception to receipt of the severance benefit as a lump sum payment. Employees have the option of using their severance benefit and any unused vacation pay to bridge service until they meet minimum qualifications for standard early retirement at the actuarially reduced rate under the Alliant Energy Cash Balance Pension Plan (55 years of age with 10 years of service) only if the following condition is met: the total weeks of severance pay for which the employee is eligible plus the weeks of unused vacation pay available to the employee upon separation must be at least one-half of the total weeks left until the employee would become eligible for standard early retirement. The following examples will illustrate how this formula is applied:

If an employee is eligible for 37.5 weeks of severance pay and would have 5 weeks of unused vacation pay available upon separation, the employee could elect to use the severance pay and vacation pay as a bridge to the earliest retirement date as long as the employee is within 85 weeks of retirement eligibility (37.5 + 5 = 42.5 x 2 = 85). For purposes of this example, if the employee is more than 85 weeks from retirement, the bridge option would not be available.

If an employee is eligible for 10.5 weeks of severance pay and would have no unused vacation pay available upon separation, the employee could elect to use severance pay as a bridge to the earliest retirement date provided the employee is within 21 weeks of retirement eligibility (10.5 + 0 = 10.5 x 2 = 21). For purposes of this example, if the employee is more than 21 weeks from retirement, the bridge option would not be available.

An employee who meets the above condition and who exercises the bridge option will be in a paid leave status, during which time the employee will not perform any services for Alliant Energy. The employee’s severance and vacation pay will be paid out in regular biweekly installments in an amount not to exceed the employee’s last regular base pay. Any severance and/or vacation pay remaining at the end of the bridge period will be paid in one lump sum. Benefits will continue during the bridge period on the same basis as an active employee with the following exceptions: (1) the employee will not accrue any vacation or sick leave during the bridge period; and (2) sick leave, short-term disability and long-term disability benefits will not apply. This option does not apply to any special early retirement windows that may be offered in the future. (Section amended 8/1/02.)

Outplacement Services/Tuition Assistance Reimbursement

A $10,000 maximum benefit is available to spend on either outplacement services or tuition reimbursement. This benefit is to be used within a 24-month period from the date of termination. An irrevocable election is required for either the tuition reimbursement or outplacement services at the time the severance agreement and release is executed.

The outplacement program is managed by Lee Hecht Harrison (LHH). Arrangements can be made by contacting LHH at (608) 242-6740. LHH offers a career assistance program, which includes office services and professional guidance for a maximum of two months.

A tuition program to enhance training and skills for re-employment is available to eligible employees who meet the condition for receipt of benefits. Courses and classes that focus on the pursuit of re-employment objectives and are not related to hobbies or leisure activities will be reimbursed. Application for tuition reimbursement must be submitted and approved by the Human Resource Department prior to enrollment.

If tuition reimbursement is chosen, the program will pay up to a $10,000 maximum benefit for tuition, books, and lab fees. Travel expenses will not be reimbursed. Approved reimbursement will be paid, at the rate of 100%, upon successful completion of the course (pass in a pass/fail course; “C minus” or higher in a graded course), as demonstrated by the grade report or certificate.

As long as the class starts during the 24-month period from the date of termination and the course has been approved, reimbursement will be in accordance with the program upon successful completion, even though the completion date will be more than 24 months after the termination date.

Classes taken at a recognized educational institution* will be eligible for reimbursement. This includes course work toward an undergraduate or graduate degree in any field and skill-development seminars sponsored by a training organization. Courses necessary for registration or licensing in a particular field such as real estate sales, securities brokerage, or accounting and testing fees for professional designation or certification will also be eligible.

* A recognized educational institution is an accredited post high school institution of advanced learning, including but not limited to, colleges, community colleges, universities, business and technical schools and licensed and accredited correspondence schools.

Employee Assistance Program

Eligible employees who meet the condition for receipt of benefits will receive benefits under the Employee Assistance Program as follows:

•	Eligible to use Employee and Family Resources for two months from termination. Call 1-800-327-4692 to set up an appointment.
•	Alliant Energy will pay for up to six sessions per issue of personal, family, or financial counseling within the two-month eligibility period.

Alliant Energy Executive Severance Plan Package

Employer:

Alliant Energy Corporation

222 West Washington Avenue

Madison, WI 53701-0192

39-1380265

Plan Identification:

For Federal Government purposes, the Plan is classified as a welfare benefit plan. The Plan Identification Number is 39-1380265, Plan Number 511.

Plan Year:

The Plan Year is the 12-month period beginning on January 1 and ending on December 31.

Plan Amendment Date:

September 1, 1999

Contributions:

The Plan is unfunded, with all benefits being paid by the Company out of its general assets.

Plan Administrator:

Alliant Energy Corporation

222 West Washington Avenue

Madison, WI 53701-0192

(608) 252-3311

39-1380265

Agent For Legal Process:

Executive Vice President Corporate Services

Alliant Energy Corporation

222 West Washington Avenue

Madison, WI 53701-0192

No Additional Employment Rights:

Participation in the Plan does not constitute an employment contract and does not expand employment rights with the Company.

Plan Amendment And Termination:

The Company reserves the right to modify, amend, suspend or terminate the Plan in whole or in part at any time by the use of a written amendment.

Claims Procedure

We do not anticipate disagreements on these benefits, but it is good to know that this Plan has specific procedures for handling disputes if they do arise. The procedure for handling a problem is to file a Claim for Benefits. A Claim for Benefits is used to clarify the amount of your severance benefit or to resolve a question, problem, or situation relating to the Plan. You must submit a Claim for Benefits to the Plan Administrator listed on page 4. You may not seek review of a denial of benefits, or bring action in court to enforce a Claim for Benefits, prior to filing a claim and exhausting your rights to review under the Plan.

When you properly file a Claim for Benefits, the following procedures will be followed:

1.

The Plan Administrator will notify you of the approval or denial of your claim for benefits within 90 days after receiving your claim, unless special circumstances require an extension of time for processing the claim (of no more than an additional 90 days). If an extension is needed in a special situation, you will be notified in writing of the delay before the end of the initial 90 days.

2.

If your claim is denied, the Plan Administrator will provide you with a written notice stating the reason for the denial, refer you to the applicable provisions of the Plan or other relevant records on which the denial is based, and provide information about how to seek review of the denial.

3.

You have the right to request the Plan Administrator to review the denial. You must file a written request for review with the Plan Administrator within 60 days from when you received notice of the denial.

4.	You or your authorized representative may review pertinent documents and submit issues and comments in writing to the Plan Administrator.
5.

The Plan Administrator will give you a written report of its decision on review, usually within 60 days after your request for reconsideration is received by the Plan Administrator. If an extension of time (of no more than an additional 60 days) is required because of unusual circumstances, you will be notified in writing of the delay within the initial 60-day period.

6.	The written decision on review will explain the basis for the decision and references to relevant Plan provisions. A decision on review is final and binding.
7.	If you fail to file a request for review in accordance with the above procedures, you will have no rights to review or to bring a court action.

Statement Of ERISA Rights

As a participant of the Alliant Energy Severance Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all Plan participants shall be entitled to:

•

Examine, without charge, at the Plan Administrator’s office and at other specified worksites, all Plan documents, including copies of all documents filed by the Plan with the United States Department of Labor, such as annual reports and Plan descriptions.

•	Obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator, who may make a reasonable charge for the copies.
•	Receive a summary of the Plan’s annual financial report. The Plan Administrator is required by law to furnish each participant with a copy of the summary annual report.

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Employee Benefit Plan. The people who operate your plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants.

No one, including your employer, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a covered benefit or exercising your rights under ERISA.

If your claim for a covered benefit is denied in whole or in part, you must receive a written explanation of the reason for a denial. You have the right to have the Plan review and reconsider your claim.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan Administrator and do not receive them within 30 days, a federal court may require the Plan Administrator to provide the materials and pay you up to $100 a day until you receive the document, unless the document was not sent because of matters reasonably beyond the control of the Plan Administrator.

If you do have a claim for benefits that are denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that Plan Fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the United States Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

If you have any questions about your Plan, you should contact the Plan Administrator.

If you have any questions about this statement or about your rights under ERISA, you should contact the nearest Area Office of the Pension and Welfare Benefits Administration, U.S. Department of Labor.